CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form N-1A) and related Prospectus of Madison Mosaic Government Money Market and to the incorporation by reference therein of our report dated November 9, 2006, with respect to the Statements of Assets and Liabilities, including the Portfolios of Investments, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights and Notes to Financial Statements as of and for the year ended September 30, 2006, included in its Annual Report to Shareholders for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

(signature)

GRANT THORNTON LLP

Chicago, Illinois

February 1, 2007